Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-271545, 333-273716, 333-282375, and 333-280906) and Form S-8 (Nos. 333-143403, 333-204351, 333-229160, 333-231622, 333-233692 333-260846, 333-272869, and 333-280619) of Sonida Senior Living, Inc. of our report dated December 17, 2024, relating to the Combined Carve-Out Financial Statements of the Palm Communities (A Carve-Out of Principal Senior Living Group) as of December 31, 2023 and for the year then ended, which appears in this Form 8-K/A.
/s/ BDO USA, P.C.
Dallas, Texas
December 17, 2024